CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the
“Registration Statement”) of Vanguard California Tax-Free Funds of our report dated January 17, 2019, relating to the financial statements and financial highlights which appear in Vanguard California Municipal Money Market
Fund, Vanguard California Intermediate-Term Tax-Exempt Fund, and Vanguard California Long-Term
Tax-Exempt Fund Annual Reports on Form N-CSR for the year ended November 30, 2018. We also consent to the references to us under the heading “Financial Highlights” in the Prospectus and under the heading “Financial
Highlights”, “Financial Statements” and “Service Providers—Independent Registered Public Accounting Firm” in
such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, PA
March 27, 2019